UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
To
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MIDWAY GOLD CORP.
(Exact name of Registrant as specified in its charter)

British Columbia (State or other jurisdiction of incorporation or organization)	98-0459178 (I.R.S. Employer Identification No.)
Point at Inverness, Suite 280 8310 South Valley Highway Englewood, Colorado 80112 (Address of Principal Executive Offices)

MIDWAY GOLD CORP. STOCK OPTION PLAN (adopted on May 6, 2003 and as amended on May 12, 2008) (Full title of the plans)

The Corporation Company 1675 Broadway, Suite 1200 Denver, CO 80202 (303) 629-2500 (Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting Registrant.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting Registrant” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting Registrant ☐
(Do not check if a smaller reporting Registrant)

EXPLANATORY NOTE

Midway Gold Corp. (the “Company” or the “Registrant”) is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 (the “Post-Effective Amendment”) to deregister 7,715,935 common shares of the Company, no par value (“Common Shares”) originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 11, 2012, File No. 333-181337 (the “2012 Form S-8”), for issuance upon exercise of stock options granted under the Company’s 2008 Stock Option Plan adopted on May 6, 2003 and amended on May 12, 2008 (the “2008 Option Plan”). A total of 7,715,935 Common Shares were initially registered for issuance under the 2012 Form S-8.  As of June 30, 2013, 7,715,935 Common Shares remained available for issuance under the 2012 Form S-8.

On June 20, 2013, the Company’s shareholders, upon the recommendation of the Company’s Board of Directors, adopted the Company’s 2013 Stock and Incentive Plan (the “2013 Incentive Plan”). Pursuant to Section 4(a) of the 2013 Incentive Plan, any Common Shares subject to awards under the 2008 Option Plan that, after June 20, 2013, are not purchased or are forfeited or reacquired by the Company, or otherwise not delivered to the participant due to termination or cancellation of such award (subject to certain exceptions) shall again be available for granting awards under the 2013 Incentive Plan.  As a result, 7,715,935 of the Common Shares registered on the 2012 Form S-8 remain available for issuance under 2013 Form S-8 (as defined below).

Contemporaneously with the filing of this Post-Effective Amendment, the Registrant is filing a Registration Statement on Form S-8 (the “2013 Form S-8”) to register additional Common Shares issuable upon the exercise of awards granted under the 2013 Incentive Plan.   In accordance with Rule 457(p) under the Securities Act of 1933, as amended, the Registrant will carry over the registration fees paid with respect to the Common Shares registered pursuant to the 2012 Form S-8 to offset the registration fees due in connection with the 2013 Form S-8.

SIGNATURES

Pursuant to the requirements of the United States Securities Act on 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, City of Englewood, State of Colorado, on this 12th day of August, 2013.

MIDWAY GOLD CORP.

By:	/s/ Kenneth A. Brunk
Kenneth A. Brunk
Chairman, Chief Executive Officer, President and Director
(Principal Executive Officer)

By:	/s/ John Labate
John Labate
Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kenneth A. Brunk and John Labate as his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ Kenneth A. Brunk Kenneth A. Brunk	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	August 12, 2013

/s/ John Labate John Labate	Chief Financial Officer (Principal Financial and Accounting Officer)	August 12, 2013

/s/ Nathaniel E. Klein Nathaniel E. Klein	Director	August 12, 2013
Rodney D. Knutson	Director
Martin M. Hale, Jr.	Director

/s/ Roger A. Newell Roger A. Newell	Director	August 12, 2013

/s/John W. Sheridan	Director	August 12, 2013
John W. Sheridan
/s/ Frank S. Yu Frank S. Yu	Director	August 12, 2013